Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Management Changes

January 11, 2016	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced that on January 8, 2016, James A. Fitzhenry, the President and Chief Executive Officer of the Company, tendered his resignation, effective immediately, as an officer of the Company, including any positions held with any of the Company’s subsidiaries. Mr. Fitzhenry will retain his position as a director of the Company.

The Company also announced that on January 8, 2016, it appointed David M. Hudson as its Interim President and Chief Executive Officer, effective immediately. Mr. Hudson has served as a director of the Company since April 2006. He previously served as a director of the Company from 1996 to 2003. Mr. Hudson is a private business consultant. Mr. Hudson was the founder and President of Hudson Capital Management, which through a merger became the Crabbe Huson Group. In 1994, he co-founded Coldstream Capital Management, Inc. Mr. Hudson holds a B.S. degree in Mathematics from the University of Oregon. Mr. Hudson’s compensation for his service as Interim President and Chief Executive Officer has not yet been determined.

In addition, the Company announced that on January 8, 2016, it made the decision to reduce the salaries of all members of its senior management team by twenty-five percent (25%), retroactive to January 1, 2016.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE: 2765 NW NICOLAI ST.● PORTLAND, OREGON 97210 ● 503/227-7908 ● FAX 503/223-1258